EAST/WEST COMMUNICATIONS RIGHTS OFFERING CONCLUDED

RYE, N.Y.-(BUSINESS WIRE)-- June 24, 1999 - East/West Communications,  Inc. (OTC
BB: EWCM) announced today that its rights offering to holders of its Class A common stock had been concluded. Holders of East/West's Class A common stock subscribed for each of the 443,050 shares of Class A common stock offered. Concurrently, the holder of East/West's Class B common stock subscribed for 444,825 shares of Class B common stock under the right to purchase granted to it. The subscription price for all shares of Class A and Class B common stock purchased was $1.50 per share, which will result in gross proceeds to East/West of approximately $1,332,000.


Contact:
                  Victoria Kane
                  East/West Communications, Inc.
                  (914) 921-6300